Exhibit 10.22

FOURTH AMENDMENT TO LEASE

Agreement as of the 1st day of May, 2016, by and between Zoom Group LLC, a Massachusetts limited liability company, as Landlord, and Ginkgo Bioworks, Inc., a Delaware corporation, as Tenant.

Whereas, Landlord and Tenant did enter into, execute and deliver that certain Lease Agreement dated as of December 22, 2011, as affected by Commencement Date Agreement dated January 31, 2012 and amended by First Amendment to Lease dated April      2012 with respect to a certain leasehold premises more particularly described in said Lease; and

Whereas, by the Second Amendment to Lease dated August 1, 2014 (the “Second Amendment”) Landlord and Tenant agreed to (i) expand the premises that are subject to the Lease by including the space that was defined as the First Right of Refusal Premises in the Lease, (ii) extend the Term of the Lease, (iii) modify the Rent payable under the Lease and (iv) provide Tenant with a First Right of Refusal with respect to certain other portions of the Building defined therein as the First Right of Refusal Space (the “new First Right of Refusal Space”); and

Whereas, by the Third Amendment to Lease dated as of August 15, 2014 (the “Third Amendment” and together with the Lease as so amended, the “Lease”) Landlord and Tenant confirmed that (i) Tenant had accepted possession of the original First Right of Refusal Premises; (ii) the Delivery Date with respect to the original First Right of Refusal Space was August 15, 2014; and (iii) the Expiration Date of the Term is February 29, 2024; and

Whereas, a portion of the new First Right of Refusal Space (the “Second Expansion Premises”) has become available; Landlord has provided Tenant with the requisite Option Acceleration Notice; and Tenant has elected to exercise its Expansion Option to lease the space that has become available; and

Whereas, Landlord and Tenant have agreed to modify the Lease by adding the Second Expansion Premises to the Premises, modifying the Rent payable under the Lease and to reflecting certain other agreements of the parties.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Capitalized terms used herein shall have the meaning ascribed to them in the Lease except as explicitly defined otherwise herein.

2. The first two sentences of the first paragraph of the description of the Premises in the Basic Lease Information are deleted and the following sentences are substituted therefore:

“Approximately 20,330 rentable square feet (the “Premises Rentable Area”) consisting of 11,565 rentable square feet in southeast corner of the eighth floor (the “Original Premises”), 6,785 rentable square feet on the eighth floor (the “Expansion Premises”), and 1,980 rentable square feet on the eighth floor (the “Second Expansion Premises”), all of which are located within the building currently known as Section A of Building 114 (the “Building”), and whose street address is 27 Drydock Avenue, Boston, Massachusetts. The Original Premises, the Expansion Premises, and the Second Expansion Premises are outlined on the plan attached hereto as Exhibit A and are labeled “Premises.” The Second Expansion Premises are also shown on the attached Exhibit A1 labeled “Second Expansion Premises.”

3. Landlord shall deliver the Second Expansion Premises in their current “as-is” condition on May 1, 2016 (the “Second Expansion Delivery Date”) and Tenant shall pay Rent with respect to such space commencing on the Second Expansion Delivery Date.

4. The Second Expansion Premises Term shall not be coterminous with the Lease Term. The Second Expansion Term shall commence on May 1, 2016 and shall terminate on February 29, 2020 unless otherwise terminated or extended in accordance with the Lease.

5. The definition of Basic Rent in the Basic Lease Information is amended by adding the following:

Until the Second Expansion Delivery Date, Basic Rent shall remain as set forth in the Lease. From and after the Second Expansion Delivery Date, the Basic Rent for the Second Expansion Premises shall be as follows:

Commencing on		Monthly Basic Rent
May 1,	2016	$8,250.00
May 1,	2017	$8,497.50
May 1,	2018	$8,752.42
May 1,	2019	$9,015.00

6. The definition of Tenant’s Proportionate Share in the Basic Lease Information is deleted and the following is substituted:

“Tenant’s
Proportionate Share:	6.89% prior to the Second Expansion Delivery Date and 7.49% after the Second Expansion Delivery Date. Tenant’s Proportionate Share is obtained by dividing the Original Premises Rentable Area by 95% of the Building Rentable Area.

7. The definition of Security Deposit in the Basic Lease Information is amended by adding, “As of the Second Expansion Delivery Date, the existing security deposit shall be increased to $159,500.”

8 Tenant shall be responsible for any and all Improvements or Alterations to the Second Expansion Premises that Tenant may require to make the Second Expansion Premises suitable for Tenant’s occupation and use for the uses permitted pursuant to the Lease (the “Second Expansion Improvements”). All such Expansion Improvements shall be completed in accordance with the provisions of Section 8.3(a) of the Lease, except to the extent that the following provisions supersede Section 8.3(a).

(a) Landlord shall provide an allowance of $59,400.00 (the “Second Tenant Allowance”) that Tenant may use towards funding the Expansion Improvements. Fifty percent (50%) of the Second Tenant Allowance shall be paid upon completion of all rough inspections by the City of Boston Inspectional Services Department and the remaining fifty percent (50%) shall be paid upon delivery to Landlord of (i) a final Certificate of Occupancy issued by Boston Inspectional Services for the entire Second Expansion Premises and (ii) lien waivers from all contractors or other satisfactory evidence that all contractors have been paid or will be paid in full for all work that has been done to the Premises.

(b) All plans for the Second Expansion Improvements must be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for all space planning for the Second Expansion Improvements.

(c) Construction of the Second Expansion Improvements shall be completed fully in compliance with the Building’s Construction Guidelines. Tenant shall have the right to hire the Richmond Group as its project manager for the Second Expansion Improvements. Landlord grants permission to Tenant to engage Landlord’s agent, North Star Management, for the Second Expansion Improvements, but such engagement shall not be as the agent of Landlord, and Landlord shall have no supervisory or other control over, and shall not be liable for, the services of North Star Management. If Tenant engages North Star Management, North Star Management agrees to bill its services at cost plus ten percent (10%) basis (which fee is inclusive of construction management personnel, insurances and related soft costs but not inclusive of tradesmen or subcontractors).

9. Exhibit H of the Lease is amended by deleting “nine (9)” as the number of spaces and substituting “ten (10)”.

10. Tenant shall have the right to extend the Second Expansion Premises Term one time subject to and in accordance with the terms and conditions of Exhibit J – Renewal Option of the Lease, except that all references therein to “Term” shall be deemed to refer to the Second Expansion Premises Term” . The written notice of exercise shall be due from Tenant to Landlord not earlier than November 29, 2018 and not later than May 31, 2019. The Basic Rent payable each month of for the Renewal Term of the Second Expansion Premises shall be “Prevailing Rental Rate” as defined in Exhibit J. If exercised, the Renewal Term for the Second Expansion Premises Term shall be March 1 1, 2020 through February 28, 2025.

11. Landlord and Tenant warrant and represent to the other that neither has dealt with any broker in connection with the consummation of this Fourth Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorney’s fees, and other liability for any other commissions or compensation claimed in connection with First Amendment by and broker or agent claiming by, through or under the indemnifying party for amounts other than those specified in Fourth Amendment.

12. Landlord and Tenant each hereby warrant and represent to the other that (i) the terms and conditions of the Lease have not been changed except as explicitly set forth herein; (ii) the Lease has not been cancelled or terminated; and (iii) to the knowledge of each, neither party is in default under the Lease and no condition exists which but for the passage or time or the giving of notice, or both, would constitute an Event of Default under the provisions of the Lease.

13. Landlord and Tenant each hereby warrant and represent to the other that (i) each is duly authorized to enter into and consummate the transactions contemplated by this Fourth Amendment; and (ii) the person executing this Fourth Amendment for each is duly authorized to enter into this Fourth Amendment on its behalf.

14. This Fourth Amendment may not be amended or modified except in writing signed by the parties hereto. In case any provision(s) hereof shall be determined invalid or unenforceable under applicable law, such provision(s) shall insofar as possible, be construed or applied in such a manner as will permit enforcement; otherwise, this Fourth Amendment shall be construed as those such provision(s) had never been made a part hereof. This Fourth Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Time is of the essence of each and every provision of this Fourth Amendment. This Fourth Amendment shall bind and inure to the parties’ respective successors. This Fourth Amendment, together with the Lease and the First Amendment to Lease, Second Amendment to Lease and Third Amendment to Lease, represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other prior written agreements, representations, and covenants, oral or written. This Agreement may be executed in multiple counterparts, which when taken together, shall constitute a complete original document.

[Signatures follow on the next page.]

Executed as a sealed instrument this 1st. day of May, 2016.

LANDLORD: Zoom Group LLC

By:	/s/ Jeff Wallace
Jeff Wallace, its Manager

TENANT: Ginkgo Bioworks, Inc.

By:	/s/ Barry Canton
Barry Canton, Founder